New Dragon Asia Corporation Announces Results of Annual Meeting of Shareholders and New Soybean Product Initiative

SHENZHEN, China, May 23, 2008 - New Dragon Asia Corp. (AMEX: NWD) New Dragon Asia Corp. (AMEX: NWD), one of China’s leading producers of instant noodles, flour-related products and soybean-derived products, announced today the results of the shareholder votes at its annual meeting of shareholders on May 21, 2008 in New York, New York.

Shareholders of the Company's common stock re-elected Heng Jing Lu, Li Xia Wang, Ling Wang, Zhi Yong Jiang, De Lin Yang, Qi Xue and Feng Ju Chen to serve as members of the Board of Directors until the next annual meeting of shareholders to take place in 2009. The shareholders of the Company's common stock also approved the appointment of Grobstein, Horwath & Company, LLP to serve as the Company's auditors for fiscal year 2008.

Following the shareholder vote, Peter Mak, CFO of New Dragon Asia, made a brief presentation, discussing the Company's financial performance and strategy. During his speech, Mr. Mak reiterated the Company's commitment to its strategic objectives, namely maintaining strict cost controls, expanding the Company’s product base, growing exports and seeking out opportunistic acquisition targets among formerly state-owned assets.

Mr. Mak also discussed New Dragon Asia’s plans to further develop its soybean business by expanding into the production and packaging of soy milk. As stated in recent quarterly results, soybean products have become an increasingly important component of New Dragon Asia's product mix, driving both top and bottom line growth. In connection with the expansion of the soybean product line, Mr. Mak stated that the Company will likely pursue acquisition targets to develop the necessary packaging capabilities, in line with its vertical integration model.

A copy of the presentation slides has been posted on New Dragon Asia's website and is available at: http://www.irconnect.com/nwd/pages/conference.html.

About New Dragon Asia Corp.
New Dragon Asia Corp., a Florida corporation (AMEX: NWD), is headquartered in Shandong Province, China and is engaged in the milling, sale and distribution of flour and related products, including instant noodles and soybean-derived products, to retail and commercial customers. As the fourth largest instant noodle manufacturer in China, New Dragon Asia Corp. markets its well-established Long Feng brand through a network of more than 200 key distributors and 16 regional offices in 27 Chinese provinces with an aggregate production capacity of approximately 195,000 tons of flour and more than 1.1 billion packages of instant noodles per year. Instant noodles are also exported to a growing number of countries. For more information, visit the Company’s website at www.newdragonasia.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations or beliefs, including, but not limited to, its success with acquisitions, anticipated synergies, and overseas expansion. For this purpose, statements that are not statements of historical fact may be deemed to be forward-looking statements. The Company cautions that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others, the impact of competitive products and pricing; changes in consumer preferences and tastes or perceptions; effectiveness of advertising or market-spending programs; changes in laws and regulations; fluctuations in costs of production, foreign exchange and interest rates; and other factors as may be discussed in the Company's reports as periodically filed with the Securities and Exchange Commission.

Contact:
Taylor Rafferty:
(212) 889-4350
Email: newdragon@taylor-rafferty.com